Exhibit (d)(9)

JANNEY MONTGOMERY SCOTT

INVESTMENT BANKING

Established 1832

April 4, 2010

PERSONAL AND CONFIDENTIAL

Sbars, Inc.

14 Sbar Boulevard

Moorestown, NJ 08057

Attention:       Mr. Adolph Piperno

      Chief Executive Officer

Ladies and Gentlemen:

In connection with your consideration of a possible transaction with A.C. Moore Arts & Crafts, Inc. and/or its subsidiaries or affiliates (individually, or collectively, with such subsidiaries or affiliates, the “Company”), the Company is prepared to make available to you certain information concerning the business, operations and assets of the Company. As a condition to such information being furnished to you and your present or prospective members, managers, partners, directors, officers, employees, agents or advisors (including without limitation, attorneys, accountants, consultants, bankers and financial advisors) (collectively, Representatives”), you agree to treat any information concerning the Company (whether prepared by the Company, its Representatives or otherwise and irrespective of the form of communication) which is furnished to you or to your Representatives by or on behalf of the Company (herein collectively referred to as the “Evaluation Material”) in accordance with the provisions of this letter agreement.

The term “Evaluation Material” shall be deemed to include without limitation the fact that the Evaluation Material has been made available to you, that discussions or negotiations are taking place concerning a possible transaction involving the Company or any of the terms, conditions or other facts with respect thereto (including the status thereof), and all notes, analyses, compilations, studies, interpretations or other documents prepared by you or your Representatives which contain, reflect or are based upon, in whole or in part, the information furnished to you or your Representatives pursuant hereto. The term “Evaluation Material” does not include information which (i) is or becomes generally available to the public other than as a result of a disclosure by you or your Representatives, (ii) was within your possession prior to its being furnished to you by or on behalf of the Company pursuant hereto, (iii) becomes available to you on a non-confidential basis from a source other than the Company or any of its Representatives; or (4) is independently developed by you.

You hereby agree that you and your Representatives shall use the Evaluation Material solely for the purpose of evaluating a possible transaction between the Company and you and not for the purpose of competing with the Company. You further agree that the Evaluation Material will be kept confidential and that you and your Representatives will not disclose any of the Evaluation Material in any manner whatsoever; provided, however, that (i) you may make any disclosure of such information to which the Company gives its prior written consent and (ii) any such information may be disclosed to your Representatives who need to know such information for the purpose of evaluating a possible transaction with the Company and who agree to keep such information confidential and who are provided with a copy of this letter agreement and agree to be bound by the terms hereof to the same extent as if they were parties hereto. In any event, you shall be responsible for any breach of this letter agreement by any of your Representatives and you agree, at your sole expense, to take all reasonable measures (including but not limited to court proceedings) to restrain your Representatives from prohibited or unauthorized disclosure or use of the Evaluation Material. You shall immediately notify the Company of any unauthorized disclosure, and without affecting the Company’s rights as a result thereof, you shall take steps to prevent further disclosure.

You hereby acknowledge that the Evaluation Material is being furnished to you in consideration of your agreement that you will not propose to the Company or any other person any transaction between you and the Company and/or its security holders or involving any of its securities or security holders regarding an acquisition, directly or indirectly, of control of the Company or any of the Company’s securities, businesses or assets unless the Company shall have requested in writing that you make such a proposal, and that you will not acquire, or assist, advise or encourage any other persons in acquiring, directly or indirectly, control of the Company or any of the Company’s securities, businesses or assets for a period of two years from the date of this letter agreement unless the Company shall have consented in advance in writing to such acquisition. You also agree that the Company shall be entitled to equitable relief, including injunction, in the event of any breach of the provisions of this paragraph.

Notwithstanding the first sentence of the previous paragraph, if (a) the Board of Directors of the Company approves a transaction with any person (other than the Company or any employee benefit plans of the Company), and (b) such transaction would result in such person beneficially owning more than 50% of the outstanding equity securities or all or substantially all of the assets of the Company, then you shall be permitted to seek or offer to negotiate with or make a statement or proposal to the Company or its Representatives to acquire more than 50% of the outstanding equity securities of the Company or all or substantially all of the assets of the Company, provided that the offer is at a price and on terms that are financially superior to the price and terms of the transaction proposed by such person.

Without limiting the previous two paragraphs, you agree that, during the period commencing on the date of this letter agreement and ending on the Expiration Date (as defined below), neither you nor any of your Representatives shall, without the consent of the Board of Directors of the Company, directly or indirectly: (a) acquire, offer to acquire, or agree to acquire, whether by purchase or otherwise, any securities or assets of the Company or any affiliate or subsidiary thereof; (b) make, or in any way participate in, any “solicitation” of “proxies” to vote (as such terms are used in the rules promulgated by the Securities and Exchange Commission), or seek to advise, encourage or influence any person with respect to the voting of any securities of the Company or any of its affiliates or subsidiaries; (c) form, join or in any way participate in a “group” as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, in connection with any of the foregoing; or (d) otherwise act, alone or in concert with others, to control or seek to control, the board of directors or the management of the Company or any of its affiliates or subsidiaries. As used herein, the term “Expiration Date” means the date which is two years from the date of this letter agreement.

In addition, you agree that, without the prior written consent of the Company, you and your Representatives will not disclose to any person the fact that the Evaluation Material has been made available to you, that discussions or negotiations are taking place concerning a possible transaction involving the Company or any of the terms, conditions or other facts with respect thereto (including the status thereof), unless such disclosure is required by law and then only with as much prior written notice to the Company as is practical under the circumstances and only to the extent required by law. You further agree not to contact any employees of the Company regarding a possible transaction or the Evaluation Materials without the Company’s prior consent and that all communications regarding a possible transaction with the Company, requests for additional information and questions regarding procedures with respect to a possible transaction will be first submitted or directed to Janney Montgomery Scott LLC (“Janney”) and not to the Company or its Representatives. The term “person” as used in this letter agreement shall be broadly interpreted to include the media and any corporation, partnership, group, individual or other entity.

Notwithstanding anything herein to the contrary and in order to comply with Internal Revenue Service Regulations, you and the Company (and each affiliate and person acting on behalf of any such party) agree that each party to a transaction contemplated hereby (and each employee, representative, and other agent of such party) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transaction and all materials of any kind (including opinions or other tax analyses) that are provided to such party or such person relating to such tax treatment and tax structure. This authorization is not intended to permit disclosure of any other information including (without limitation) (i) any portion of any materials to the extent not related to the tax treatment or tax structure of the transaction, (ii) the identities of participants or potential participants in the transaction, (iii) the existence or status of any negotiations, (iv) any pricing or financial information (except to the extent such pricing or financial information is related to the tax treatment or tax structure of the transaction), or (v) any other term or detail not relevant to the tax treatment or the tax structure of the transaction.

In the event that you or any of your Representatives are requested or required (by oral questions, interrogatories, requests for information or documents in legal proceedings, subpoena, civil investigative demand or other similar process) to disclose any of the Evaluation Material, you shall provide the Company with prompt written notice of any such request or requirement so that the Company may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this letter agreement. In the event that such protective order or other remedy is not obtained, or that the Company waives compliance with the provisions hereof, you agree to (i) furnish only that portion of the Evaluation Material for which the Company has waived compliance or for which you are advised by written opinion of counsel, reasonably satisfactory to the Company, is legally required and (ii) exercise your best efforts to obtain assurance that the Evaluation Material will be accorded such confidential treatment.

If you decide that you do not wish to proceed with a transaction with the Company you will promptly inform the Company of that decision. In that case, or at any time upon the request of the Company for any reason, you will and will cause your Representatives to promptly deliver to the Company all documents (and all copies thereof) furnished to you or your Representatives by or on behalf of the Company pursuant hereto. In the event of such a decision or request, all other Evaluation Material prepared by you or your Representatives shall be destroyed and no copy thereof shall be retained and, upon request, you shall certify in writing to the Company that such action has been taken. Notwithstanding the provisions outlined in the previous two sentences, you shall, however, be allowed to retain one copy of all documents provided to you and your representatives and one copy of all other Evaluation Material prepared by you or your Representatives to comply with your document retention/archival policies. Further, notwithstanding the return or destruction of the Evaluation Material, you and your Representatives will continue to be bound by your obligations of confidentiality and other obligations hereunder for a period of two years from the date of this letter agreement.

The Company retains the right to determine, in its discretion, what information, properties, personnel and other Evaluation Material the Company will make available to you. Although the Company has endeavored to include in the Evaluation Material information which the Company believes to be relevant for the purpose of your evaluation of a possible transaction with the Company, you acknowledge that none of the Company, Janney nor any of their respective Representatives makes any express or implied representation or warranty as to the accuracy or completeness of the Evaluation Material. You agree that none of the Company, Janney nor any of their respective Representatives shall have any liability to you or to any of your Representatives relating to or resulting from the use of the Evaluation Material. You also agree that you are not entitled to rely on the accuracy or completeness of the Evaluation Material and that you will be entitled to rely solely on such representations and warranties as may be included in any definitive agreement with respect to a transaction between the Company and you, subject to such limitations and restrictions as may be contained therein. You further agree that, if you determine to engage in a transaction with the Company, your determination will be based solely on the terms of such definitive agreement and on your own investigation, analysis and assessment of the Company and the transaction.

In consideration of the Evaluation Material being furnished to you, you agree that, without the prior written consent of the Company, for a period of two years from the date hereof you will not, directly or indirectly, solicit any person who is an employee of the Company or their respective affiliates; provided, however, that general advertisements and other similar broad forms of solicitation shall not constitute direct or indirect solicitation hereunder.

You agree that unless and until a definitive agreement regarding a transaction between the Company and you has been executed, neither the Company nor you will be under any legal obligation of any kind whatsoever with respect to such a transaction by virtue of this letter agreement except for the matters specifically agreed to herein and you hereby waive, in advance, any claims (including breach of contract) in connection with any possible transaction with the Company unless and until you shall have entered into a final definitive agreement. You also acknowledge and agree that (i) Janney and its Representatives may conduct the process that may or may not result in a transaction with the Company in such manner as Janney, in its sole discretion, may determine (including, without limitation, negotiating and entering into a final definitive agreement with any third party without notice to you) and (ii) Janney reserves the right to change (in its sole discretion, at any time and without notice to you) the procedures relating to the Company’s and your consideration of the proposed transaction (including, without limitation, terminating all further discussions with you and requesting that you return all Evaluation Material to the Company on the terms agreed herein). You hereby confirm that you are not acting as a broker for or Representative of any person and are considering a possible transaction with the Company only for your own account. You further acknowledge and agree that the Company reserves the right, in its sole discretion, to reject any and all proposals made by you or any of your Representatives with regard to a transaction between the Company and you, and to terminate discussions and negotiations with you at any time.

You acknowledge that you and your Representatives are aware that the United States securities laws prohibit any person who has material non-public information about a company from purchasing or selling securities of such company, or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.

The Company reserves the right to assign all of its rights, powers and privileges under this letter agreement, including without limitation, the right to enforce all of the terms of this letter agreement.

It is understood and agreed that no failure or delay by the Company in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.

It is further understood and agreed that money damages would not be a sufficient remedy for any breach of this letter agreement by you or any of your Representatives and that the Company shall be entitled to equitable relief, including injunction and specific performance, as a remedy for any such breach. Such remedies shall not be deemed to be the exclusive remedies for a breach by you of this letter agreement, but shall be in addition to all other remedies available at law or equity to the Company. In the event of litigation relating to this letter agreement, if a court of competent jurisdiction determines that you or any of your Representatives have breached this letter agreement, then you shall be liable and pay to the Company the reasonable legal fees incurred by the Company in connection with such litigation, including any appeal therefrom.

The terms and provisions of this letter agreement are solely for the benefit of the Company, Janney and you and their respective successors, assigns, heirs and personal representatives, and no other person shall acquire or have any right by virtue of this letter agreement. This letter agreement shall be governed by and construed in accordance with the laws of the State of New York without giving effect to such state’s principles of conflicts of laws.

You agree that any proceeding arising out of or relating to this letter agreement shall be brought in the courts of the State of New York, New York City or the United States District Courts located in New York City. You hereby irrevocably and unconditionally submit to the exclusive jurisdiction of the courts referred to above and agree not to commence any lawsuit, action or other proceeding arising out of or relating to this letter agreement except in such courts. You further agree that service of any process, summons, notice or document by mail to your address set forth above shall be effective service of process for any lawsuit, action or other proceeding brought against you in any such court. You hereby irrevocably and unconditionally waive any objection to the laying of venue of any lawsuit, action or other proceeding arising out of or relating to this letter agreement in the courts referred to above and further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such lawsuit, action or other proceeding brought in any such court has been brought in an inconvenient forum.

This letter agreement may be waived, amended or modified only by an instrument in writing signed by the party against which such waiver, amendment or modification is sought to be enforced. This letter agreement may be executed in counterparts, each of which shall constitute an original but all of which when taken together shall constitute a single agreement.

Please confirm your agreement with the foregoing by signing and returning one copy of this letter to the undersigned, whereupon this letter agreement shall become a binding agreement between you and the Company.

Very truly yours,

JANNEY MONTGOMERY SCOTT LLC on behalf of A.C. Moore Arts & Crafts, Inc.

By:	/s/ Mark H. Belford
Mark H. Belford
Managing Director

Accepted and agreed as of
the date first written above:

SBAR’S, INC.

By:	/s/ Adolph Piperno
Adolph Piperno Chief Executive Officer